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                   UNISON HEALTHCARE CORPORATION                     EXHIBIT 11
          STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  (IN THOUSANDS, EXCEPT PER SHARE)

                                                           YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
                                                      1997         1996            1995
                                                    --------      --------      --------
FOR PRIMARY EARNINGS PER SHARE
Shares outstanding at beginning of period (1)          6,079         4,214         1,789
Sale of common stock in public offering                 --            --              71
Conversion of debentures                                 103           105            12
Common stock issued for acquisitions                     189           259          --
Exercise of stock purchase warrants                     --              96          --
Exercise of stock options                               --               2          --
                                                    --------      --------      --------

Weighted average number of shares outstanding          6,371         4,676         1,872
                                                    ========      ========      ========

Net income (loss)                                   $(47,211)     $(23,438)     $    117
                                                    ========      ========      ========

Basic earnings (loss) per share                     $  (7.41)     $  (5.01)     $   0.06
                                                    ========      ========      ========

FOR DILUTED EARNINGS PER SHARE

Weighted average number of shares used
   in primary calculation                              6,371         4,676         1,872
Dilutive effect of outstanding stock options            --            --               3
Dilutive effect of stock purchase warrants              --            --             195
Assumed conversion of noninterest-bearing
   convertible debentures                               --            --             210
Assumed conversion of convertible notes
    and debentures                                       480           259          --
Additional dilutive effect of stock options
   and warrants                                         --            --               2
                                                    --------      --------      --------

Weighted average number of shares fully diluted        6,851         4,935         2,282
                                                    ========      ========      ========

Net income                                          $(47,211)     $(23,438)     $    117
Interest on convertible notes and debentures,
    net of tax effect                                     99           154          --
                                                    --------      --------      --------

Net income (loss), as adjusted                       (47,112)      (23,284)          117
                                                    --------      --------      --------

Diluted earnings per share (2)                      $  (6.88)     $  (4.72)     $   0.05
                                                    ========      ========      ========



(1) Shares used in these tables are weighted based on the number of days the shares were outstanding or assumed to be outstanding during each period.

(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to Statement of Financial Accounting Standards No. 128 because it produces an antidilutive result.